Exhibit 10.50

Summary of Donna A. Henderson Compensation Arrangement

The board of directors of Archrock, Inc. (the “Company”) appointed Donna A. Henderson as Vice President and Chief Accounting Officer of the Company effective January 1, 2016. Prior to this appointment, Ms. Henderson served as the Vice President, Accounting of the Company’s operating subsidiary since August 2015.

On July 31, 2015, Ms. Henderson entered into an employment letter with the Company (the “Employment Letter”), which describes the terms and conditions of her employment. The table below summarizes the compensation arrangement of Ms. Henderson as set forth in the Employment Letter.

Base Salary	$260,000 per year
Target Short-Term Incentive	36% of Base Salary
Annual Equity Award Value	$135,000
Sign-On Bonus	$50,000